As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2582379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1919 Flowers Circle, Thomasville, Georgia 31757

(Address, including zip code, of Principal Executive Offices)

FLOWERS FOODS, INC. 2014 OMNIBUS EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Stephen R. Avera, Esq.

Executive Vice President,

Secretary and

General Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

(Names and address of agent for service)

(229) 226-9110

(Telephone number, including area code, of agent for service)

Copy to:

Sterling A. Spainhour, Jr., Esq.

Jones Day,

1420 Peachtree St., NE

Suite 800

Atlanta, Georgia 30309-3053

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, no par value	8,000,000 shares	$21.24	$169,920,000	$21,886

(1)	Consists of common stock (“Common Stock”) of Flowers Foods, Inc. (the “Registrant”) to be issued pursuant to the 2014 Omnibus Equity and Incentive Compensation Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional Common Stock that may result from subdivisions, consolidations or reclassifications of the Common Stock, the payment of share dividends by the Registrant, or other relevance changes in the capital of the Registrant in accordance with the provisions of the Plan.
(3)	Estimated solely for purposes of calculation of the registration fee, based upon the average of the high and low price of the Common Shares reported on the New York Stock Exchange on May 19, 2014, pursuant to Rule 457(h) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 28, 2013, filed with the Commission on February 19, 2014;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended April 19, 2014, filed with the Commission on May 15, 2014;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 18, 2014.

(d)	The description of the Registrant’s capital stock contained in the Registrant’s Form 10/A filed with the Commission on February 9, 2001.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsection (a) of Section 14-2-851 of the GBCC or was adjudged liable as described in subsection (d) of Section 14-2-851 of the GBCC.Section 11(4) of the Registrant’s bylaws provides that the Registrant shall indemnify directors and officers to the extent required or permitted by law.

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Section 14-2-852 of the GBCC provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

Section 14-2-857(c) of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857(d) provides that a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Our Articles of Incorporation provide that a director of Flowers Foods shall not be liable to Flowers Foods or its shareholders for or with respect to any acts or omissions in the performance of his duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GBCC as currently in effect or as the same may be amended or under any other applicable law.

Our Articles of Incorporation and Bylaws provide that each person who is or was or had agreed to become a director or officer of Flowers Foods, or each such person who is or was serving or who had agreed to serve at the request of our Board of Directors or an officer as an employee or agent of Flowers Foods or as a director, officer, employee or agent of another entity, shall be indemnified by us to the fullest extent permitted by the GBCC or any other applicable law as presently or hereafter in effect. This right of indemnification includes the advancement of expenses incurred in defending a proceeding. We may, by action of our Board of Directors, provide indemnification to other employees and agents of Flowers Foods with the same scope and effect as the foregoing indemnification of our directors and officers.

In addition, we have entered into indemnification agreements with certain of our executive officers and directors whereby we agree to hold harmless and indemnify such executive officer or director, to the fullest extent permitted by applicable law, for any and all expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement in connection with any threatened, pending, or completed action, suit, or proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

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Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Thomasville, Georgia, United States, on the 21st day of May, 2014.

FLOWERS FOODS, INC.

By:	/s/ Stephen R. Avera, Esq.
Name:	Stephen R. Avera, Esq.
Title:	Secretary and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Allen L. Shiver, R. Steve Kinsey and Stephen R. Avera, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Signature	Title	Date

/s/ Allen L. Shiver Allen L. Shiver
	President and Chief Executive Officer, and Director (Principal executive officer)	May 21, 2014

/s/ R. Steve Kinsey
R. Steve Kinsey	Executive Vice President and Chief Financial Officer (Principal financial officer)	May 21, 2014

/s/ Karyl H. Lauder
Karyl H. Lauder	Senior Vice President and Chief Accounting Officer (Principal accounting officer)	May 21, 2014

/s/ George E. Deese
George E. Deese	Executive Chairman	May 21, 2014

Signature	Title	Date

/s/ Joe E. Beverly Joe E. Beverly
	Director	May 21, 2014

/s/ Franklin L. Burke Franklin L. Burke
	Director	May 21, 2014

/s/ Manuel A. Fernandez Manuel A. Fernandez
	Director	May 21, 2014

/s/ Benjamin Griswold, IV Benjamin Griswold, IV
	Director	May 21, 2014

/s/ Amos R. McMullian Amos R. McMullian
	Director	May 21, 2014

/s/ J. V. Shields, Jr. J.V. Shields, Jr.
	Director	May 21, 2014

/s/ David V. Singer David V. Singer
	Director	May 21, 2014

/s/ Melvin T. Stith Melvin T. Stith, Ph.D.
	Director	May 21, 2014

/s/ C. Martin Wood III C. Martin Wood III
	Director	May 21, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	2014 Omnibus Equity and Incentive Compensation Plan, incorporated herein by reference to Annex C of the Registrant’s Definitive Proxy Statement, as filed with the Commission on April 11, 2014.

5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page).